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                                                                    Exhibit 99.1
                                CODE OF ETHICS OF
                               LDK SOLAR CO., LTD.


I.   INTRODUCTION

This Code of Ethics summarizes long-standing principles of conduct that our company, LDK Solar Co., Ltd. (the "Company"), follows to ensure our business is conducted with integrity and in compliance with the law. Because our company is incorporated in Cayman Islands with our American depositary shares ("ADSs") listed on the New York Stock Exchange, Inc. ("NYSE"), and because most of our operations are conducted in the People's Republic of China, we are subject to laws and ethical rules of all these jurisdictions. We expect our senior management including our Chief Executive Officer ("CEO"), Chief Financial Officer, President and Vice Presidents (collectively, the "Senior Officers") and all our financial and accounting managers (collectively, "Financial Managers") to know and follow the policies outlined in this Code of Ethics. Any Senior Officer and Financial Manager who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Every Senior Officer and every Financial Manager has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Ethics is a guide intended to sensitize each Senior Officer and each Financial Manager to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that a Senior Officer or Financial Manager may confront, nor is it a summary of all laws and policies that apply to our business. This Code of Ethics is supplemental to other policies, manuals and internal regulations of our company applicable to all our employees, officers and directors. Ultimately, no code of ethics can replace the thoughtful behavior of an ethical officer.

If any Senior Officer or Financial Manager has any questions about this Code of Ethics or is concerned about conduct s/he believes violates this Code of Ethics, other policies of our company or any applicable law, rule or regulation, the Senior Officer or Financial Manager should consult with our CEO and Chairman of the Board and/or any member of the Audit Committee and the Corporate Governance and Nominating Committee of our Board of Directors. No one at the Company has the authority to make exceptions to these policies, other than our Board of Directors or a committee of our Board of Directors.

II.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Senior Officers and Financial Managers must comply fully with all applicable PRC, Cayman Islands and U.S. laws, rules and regulations that govern our business conduct, including, without limitation, securities laws, NYSE Listed Company Manual, environmental laws, insider trading laws and the U.S. Foreign Corrupt Practices Act.

III. PROHIBITION AGAINST INSIDER TRADING/INSIDER DEALING

Senior Officers or Financial Managers who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in our stock or other securities of our company. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Such insiders also are prohibited from giving "tips" on material nonpublic information, that is, directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in our stock or other securities. Furthermore, if, during the course of service with the Company, any Senior Officer or Financial Manager acquires material nonpublic information about another company, such as one of our customers or suppliers or our affiliates, or you


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learn that the Company is planning a major transaction with another company
(such as an acquisition), the Senior Officer or Financial Manager is restricted from trading in the securities of the other company.

IV.  CONFLICTS OF INTEREST

Business decisions must be made in the best interest of our company, not motivated by personal interest or gain. Therefore, as a matter of our company policy, all Senior Officers and Financial Managers must avoid any actual or perceived conflict of interest.

A "conflict of interest" occurs when an individual's personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict of interest situation can arise when an employee takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in the Company, regardless of whether such benefits are received from the Company or a third party. Loans to, or guarantees of obligations of, employees and their family members are of special concern. United States federal law currently prohibits the Company from making loans to directors and executive officers.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, the Senior Officers and Financial Managers must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to our CEO and Chairman of the Board and/or any member of the Audit Committee and the Corporate Governance and Nominating Committee of our Board of Directors.

V.   CORPORATE OPPORTUNITIES

All Senior Officers and Financial Managers are prohibited from: (a) taking for themselves personally opportunities that properly belong to our company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. All Senior Officers and Financial Managers owe a duty to our company to advance its legitimate interests when the opportunity to do so arises.

VI.  PROTECTION AND PROPER USE OF COMPANY ASSETS

All Senior Officers and Financial Managers must protect our company's assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as our corporate name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on our profitability. Any misuse or infringement of our company assets should be reported to our CEO and Chairman of the Board and/or any member of the Audit Committee and the Corporate Governance and Nominating Committee of our Board of Directors.

VII. PUBLIC COMPANY REPORTING

As a result of our status as a public company in the United States, we are required to file periodic and other reports with the U.S. Securities and Exchange Commission. The Company takes its public disclosure responsibility seriously. To that end in respect of the various disclosure and reporting obligations to which our company is from time to time subject in the United
States:

A. each Senior Officer and each Financial Manager must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of our company;

B. each Senior Officer and each Financial Manager must promptly bring to the attention of CEO and Chairman of the Board and/or any member of the Audit Committee of our Board of Directors any



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     material information of which such Senior Officer or Financial Manager may become aware that affects the disclosures made by our company in its public filings or otherwise would assist the Audit Committee of our Board of Directors in fulfilling its responsibilities as specified in applicable securities laws and regulations; and

C. each Senior Officer and each Financial Manager must promptly bring to the attention of our CEO and Chairman of the Board and/or any member of the Audit Committee and the Corporate Governance and Nominating Committee of our Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect our company's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in our company's financial reporting, disclosures or internal controls.

VIII. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Each Senior Officer and each Financial Manager has a duty to adhere to this Code of Ethics. Each Senior Officer and each Financial Manager must also promptly bring to the attention of our CEO and Chairman of the Board and/or any member of the Audit Committee and the Corporate Governance and Nominating Committee of our Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our company's financial reporting, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.

A Senior Officer or Financial Manager will not be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report. A Senior Officer or Financial Manager who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

If the result of an investigation indicates that corrective action is required, our Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

IX.  RELATIONSHIP TO COMPANY MANUAL

This Code of Ethics supplements the existing policies and procedures already in place as stated in other company manuals and communicated to our employees, officers and directors. Certain policies referred to in this Code of Ethics are contained in their entirety in the other company manuals. The company manuals contain information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the contents of such company manuals are proprietary and/or confidential.

This Code of Ethics and other company manuals are statements of goals and expectations for individual and business conduct. They are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. The Company does not create any contractual rights by issuing this Code of Ethics or any company manual.

X.   AMENDMENT, MODIFICATION AND WAIVER

This Code of Ethics may be amended, modified or waived by our Board of Directors. Any change to, or waiver (whether explicit or implicit) of, this Code of Ethics must be disclosed to our stockholders either


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by including a statement in our annual report on Form 20-F filed with the U.S.
Securities and Exchange Commission or by publishing a statement on our internet website, www.ldksolar.com.

XI.  ACKNOWLEDGMENT

Each Senior Officer and each Financial Manager is accountable for knowing and abiding by the policies contained in this Code of Ethics. The Company may require that the Senior Officers and Financial Managers sign an acknowledgment confirming that they have received and read this Code of Ethics, understand them and are complying with them.


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